ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
MIDWESTONE FINANCIAL GROUP, INC.
(THIRD AMENDMENT)
TO THE SECRETARY OF STATE OF THE STATE OF IOWA:
MidWestOne Financial Group, Inc., a corporation (the “Corporation”) duly organized and existing under the Iowa Business Corporation Act, Chapter 490, as amended (the “Act”), does hereby adopt the following Articles of Amendment to its Amended and Restated Articles of Incorporation pursuant to the provisions of said Act and all amendments thereto.
Article I
The name of the corporation, as stated in its Amended and Restated Articles of Incorporation, is MidWestOne Financial Group, Inc.
Article II
The following amendment to the Amended and Restated Articles of Incorporation was adopted by the Board of Directors of the Corporation on January 25, 2017, and by the shareholders of the Corporation on April 20, 2017, in the manner prescribed by the Act:
Section 1 of Article IV of the Amended and Restated Articles of Incorporation be deleted in its entirety and replaced with the following:
“Section 1. The total number of shares of all classes of capital stock which the Corporation has the authority to issue is thirty million five hundred thousand (30,500,000) shares, which are divided into two classes as follows:
(a) five-hundred thousand (500,000) shares of preferred stock, no par value (the “Preferred Stock”); and
(b) thirty million (30,000,000) shares of common stock with a par value of $1.00 per share (the “Common Stock”).”
Article III
The amendment was duly approved by the shareholders in the manner required by the Act and the Amended and Restated Articles of Incorporation of the Corporation.
Article IV
These Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation are dated this 20th day of April, 2017.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be signed by Charles N. Funk, its President and Chief Executive Officer, this 20th day of April, 2017.

MIDWESTONE FINANCIAL GROUP, INC.
By:	/s/ Charles N. Funk
Name:	Charles N. Funk
Title:	President and Chief Executive Officer

2